Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2009 Full-Year and Fourth Quarter
Financial Results

New York, March 2, 2010 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the full-year and quarter ended December 31, 2009.

2009 Full-Year and Fourth Quarter GAAP Financial Overview

As a result of the business combination of Ramius LLC (“Ramius”) and Cowen Group, Inc. (“Cowen”) on November 2, 2009, the Company’s 2009 GAAP results reflect twelve months of legacy Ramius results and two months of legacy Cowen results.  Similarly, fourth quarter 2009 GAAP results include three months of legacy Ramius results and two months of legacy Cowen results. The Company’s 2008 GAAP full-year and fourth quarter results reflect twelve months and three months of legacy Ramius results only, respectively.

For the twelve month period ended December 31, 2009, the Company reported a GAAP net loss of $55.3 million, or $1.35 per share, compared to a GAAP net loss of $141.8 million in the prior year period, or $3.78 per share.

For the fourth quarter of 2009, the Company reported a GAAP net loss of $23.4 million, or $0.46 per share, compared to a GAAP net loss of $76.3 million in the fourth quarter of 2008, or $2.03 per share.

Pro Forma Economic Loss

For the purpose of providing more detailed disclosure, the Company is also reporting pro forma economic income (loss) (“Economic Income (Loss)”) representing the combined twelve months and fourth quarter results for both legacy Ramius and Cowen in 2008 and 2009.  These figures reflect the combination of Economic Income (Loss) for each entity during the respective periods.

Throughout the remainder of this press release the Company presents Economic Income (Loss) financial measures that are not prepared in accordance with GAAP.  Economic Income (Loss) is considered by management to be a supplemental measure to the GAAP results and is intended to provide a more complete presentation of the Company’s performance as management measures it.  The primary differences between GAAP and Economic Income (Loss) are the elimination of the impact of consolidation for any of our funds (2008 and 2009), the exclusion of any goodwill impairment charges (2008 only) and the exclusion of reorganization expenses in connection with the transaction and transaction-related equity awards (2009 only).  For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to

Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section below.

Summary Information

Full-Year Financial Information

•                 Revenue for the 2009 full-year increased to $260.8 million, up 32% compared to $197.6 million in 2008

•                 Economic Loss was reduced to $67.9 million for the 2009 full-year from $146.9 million in 2008

•                 Compensation and benefits expense was reduced to $206.7 million for the 2009 full-year, down 5% from $218.7 million in 2008

•                 Non-compensation expenses were reduced to $130.7 million, down 11% from $147.3 million in 2008

Fourth Quarter Financial Information

•                 Revenue for the 2009 fourth quarter increased to $69.0 million, compared to negative revenue of $3.6 million in the prior year period due to a loss on investment income

•                 Economic Loss was reduced to $21.1 million for the 2009 fourth quarter from $76.9 million in the prior year period

Other Information

•                 Assets under management were $7,852 million as of January 1, 2010, resulting from:

•                  2009 net redemptions of $3,049 million, including redemptions effective on January 1, 2010

•                  2009 performance-related appreciation in assets under management of $329 million

•                  2009 full-year returns (net of fees) for the Ramius Multi-Strategy Fund Ltd of 8.50%, the Ramius Enterprise LP fund of 4.92%, Low Volatility Multi-Strategy fund of funds of 7.91%, Activist Portfolio with Hedging Overlay fund of funds of 12.03% and Ramius Value and Opportunity Overseas Fund Ltd. of 16.88%.

•                  Sales and trading revenue for the 2009 full-year decreased 14% to $133.7 million as compared to 2008, which was consistent with an industry-wide decline in volumes for the year.  In the 2009 fourth quarter, sales and trading revenues decreased 12% to $31.0 million versus the prior year period, as compared to a 26% year-over-year decline in industry-wide volumes during the quarter.(1)

•                  With increased financing activity in the fourth quarter, investment banking equity underwriting revenue was the highest it has been in eight quarters.

(1) Source: Bloomberg.  Industry-wide volume trend is based on aggregate NYSE and NASDAQ trading volumes.  NYSE activity includes total volume of shares traded for all securities on NYSE using only NYSE volume. NASDAQ activity based on the NASDAQ Composite Total Volume Index.

“We accomplished a number of important initiatives over the course of 2009, the most significant of which was the Ramius and Cowen Group business combination,” said Peter Cohen, Chairman and Chief Executive Officer of Cowen Group.  “As a result of this combination, the new Cowen has increased financial stability, more diversified revenue streams, a strong ability to generate free cash flow, and a broad platform for growth.”

“In addition, we took steps to further strengthen our balance sheet in December by raising $82 million of additional equity.  As a result, the Company now has over $470 million in total stockholders’ equity with just $25 million in debt.”

“As part of the Cowen and Ramius integration, we have worked and will continue to work to expand and reorganize both our alternative investment management and investment banking/broker-dealer businesses.  Of note, we recently announced plans to integrate senior management and certain aspects of the infrastructure of Ramius’ Hedge Fund and Fund of Funds businesses to improve institutional efficiency and service, while maintaining strict confidentiality.  The Company also announced yesterday the expansion of its multi-manager platform with the addition of three professionals focused primarily on managed futures and global macro.”

“We were also particularly pleased to have quickly taken advantage of displacement within the industry to broaden the scope of Cowen and Company through the formation of a REIT research team, the launch of a financial institutions investment banking group and a new presence in structured and other debt financings for the health care sector.  The Company also introduced a new revenue opportunity through a cash management product, which has been integrated into our suite of investment banking offerings and has already resulted in a new mandate.”

“It was a busy 2009 for the people of Cowen. Through 2010, we will continue to be opportunistic with our businesses and build on the cost saving and revenue enhancing opportunities presented by the business combination to maximize our bottom line and create value for shareholders.”

2009 Full-Year and Fourth Quarter Economic Loss

Overview

Economic Loss for the 2009 full-year was $67.9 million, as compared to an Economic Loss of $146.9 million in 2008.  The Economic Loss for the fourth quarter of 2009 was $21.1 million, as compared to an Economic Loss of $76.9 million for the fourth quarter of 2008.

Economic Loss described above excludes the impact of reorganization expenses associated with the business combination, including transaction-related expenses and equity award expense related to grants made in connection with the transaction. Transaction-related expenses were $19.2 million and $10.5 million for the 2009 full-year and fourth quarter, respectively.  Transaction-related equity award expense was $3.4 million for the full-year 2009 and fourth quarter, and is expected to increase to $8.7 million in 2010.

Economic Loss excluding certain non-cash and non-recurring items was $16.6 million in 2009, as compared to $120.3 million in 2008.  For the 2009 fourth quarter, Economic Loss excluding certain non-cash and non-recurring items was $14.1 million, as compared to $66.8 million in the prior year period.  Non-cash and non-recurring items are described in detail below and are reconciled to Economic Loss in the “Non-GAAP Financial Measures” section below.

Economic Loss in the 2009 full-year and fourth quarter included legacy non-cash deferred compensation expenses of $26.9 million and $3.8 million, respectively.  As a result of the business combination most of these expenses have been eliminated, although a portion will be replaced in future years with expense related to equity awarded as part of annual compensation.

Economic Loss in the 2009 and 2008 full-years included $7.2 million and $0.7 million, respectively, of other non-recurring expenses, not including transaction-related expenses.  These non-recurring expenses relate to the closing of certain businesses and expenses associated with an arbitration case that was concluded in the Company’s favor in 2009.

Economic Loss in the 2009 full-year and fourth quarter included $8.9 million and $0.7 million, respectively, of non-cash, negative incentive fees due to the reversal of previously booked incentive fees and a subordination agreement with an investor in certain real estate funds.  There will be no further reductions associated with the reversal of previously booked incentive fees in the future.

Other non-cash expenses include depreciation and amortization.  The depreciation and amortization expense for the full-year 2009 was $8.3 million, compared to $7.5 million in 2008.  Depreciation and amortization expense for the 2009 fourth quarter was $2.4 million, compared to $2.5 million in the fourth quarter of 2008.

Total Revenues

Total revenues for the 2009 full-year were $260.8 million, a 32% increase from 2008 total revenues of $197.6 million.  Total revenues for the 2009 fourth quarter were $69.0 million, as compared to negative revenue in the fourth quarter of 2008 of $3.6 million.

The year-over-year increase in revenues was primarily the result of a recovery in investment income.  In the full-year 2009, the Company reported investment income of $24.5 million, as compared to an investment loss of $107.8 million in 2008.  Similarly, for the fourth quarter of 2009, the Company reported investment income of $5.2 million, as compared to an investment loss of $64.2 million in the fourth quarter of 2008.

Compensation and Benefits Expense and Headcount

Compensation and benefits expense for the full year 2009 was $206.7 million, a 5% decline as compared to $218.7 million in 2008.  Compensation and benefits excludes transaction-related award expense of $3.4 million for the full-year 2009.

Employee compensation and benefits expense for 2009 included $26.9 million in legacy share-based and other non-cash deferred compensation expense.  Most legacy deferred compensation expense was eliminated as a result of the business combination, although a portion will be replaced in future years with expense related to equity awarded as part of annual compensation.  Excluding this legacy non-cash deferred compensation expense, employee compensation and benefits expense as a percentage of total revenues was 68.9%.

As mentioned above, 2009 full-year revenues included $8.9 million of non-cash, negative incentive fees due to the reversal of previously booked incentive fees and a subordination agreement with an investor in certain real estate funds.  Excluding the impact of these non-cash negative incentive fees as well as the legacy deferred compensation expense and transaction-related award expense, employee compensation and benefits expense as a percentage of total revenues was 66.6%.

As of February 19, 2010, the Company had 569 full-time employees.  Current headcount represents a 12% reduction from the combined headcount on December 31, 2008, and a 24% reduction from the September 30, 2008, combined headcount.

Non-Compensation Expenses

Non-compensation expenses during the twelve month period ended December 31, 2009, were $130.7 million, an 11% decrease from $147.3 million in 2008.  The decline in 2009 non-compensation expense was driven primarily by lower professional fees and communications expenses.

Non-compensation expenses for the 2009 fourth quarter were $35.2 million, relatively flat compared to $35.3 million for the fourth quarter of 2008.

Assets Under Management

As of January 1, 2010, the Company had assets under management of $7,852 million, a 26% decline as compared to assets under management of $10,571 million as of December 31, 2008.  The $2,719 million decline in assets under management during this period resulted from $3,049 million in net redemptions (including redemptions effective on January 1, 2010), partially offset by a $329 million performance-related increase in assets.

In the 2009 fourth quarter, the Company’s assets under management declined by $45 million, including redemptions effective on January 1, 2010.  The decline resulted from $102 million in net redemptions, partially offset by a $57 million performance-related increase in assets.

Refer to the “Assets under management by platform” table below for a breakout of total assets under management as of January 1, 2010.

Assets under management by platform:

	Total Assets
Platform	under Management		Primary Strategies
	(dollars in millions)
Hedge Funds	$1,613	(1)	Multi-Strategy
			Single Strategy
Fund of Funds	1,821		Multi-Strategy
			Single Strategy
			Customized Solutions
			Hedging Strategies

	555		Advisory
Real Estate (2)	1,628	(3)	Debt
			Equity
Cowen Healthcare Royalty Partners (4)	806	(3)	Royalty Interests
Other (5)	1,429		Cash Management
			Mortgage Advisory
Total	$7,852

(1)	This amount includes the Company's invested capital of approximately $245 million as of January 1, 2010.
(2)	Ramius owns between 30% and 55% of the general partners of the real estate business. We do not possess unilateral control over any of these general partners.
(3)	This amount reflects committed capital.
(4)

The Company shares the management fees from the CHRP Funds equally with the founders of the CHRP Funds. In addition, the Company receives a share of the carried interests of the general partners of the CHRP Funds of between 33.3% and 40.2%.

(5)

Ramius's cash management services business provides clients with investment guidelines for managing cash and establishes investment programs for managing their cash in separately managed accounts. Ramius also provides mortgage advisory services where Ramius manages collateralized debt obligations ("CDOs") held by investors and liquidates CDOs that were historically managed by others.

Assets under management by year:

	Year ended December 31,				January 1,
	2006	2007	2008	2009	2010
	(dollars in thousands)
Beginning Assets under Management	$8,810,398	$9,592,135	$12,900,355	$10,571,230	$8,310,123
Net Subscriptions (Redemptions)	46,484	2,601,939	(260,714)	(2,590,583)	(458,587)
Net Performance (1)	735,253	706,281	(2,068,411)	329,476	—
Ending Assets under Management	$9,592,135	$12,900,355	$10,571,230	$8,310,123	$7,851,536

(1)  Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

Fund Performance

As 2009 began, market conditions remained unstable and investor liquidity issues had yet to be resolved. After the first quarter of 2009, market conditions began to stabilize. Performance in the Company’s more liquid strategies improved as conditions began to recover across a number of markets and strategies in which the firm engages. The actions of the U.S. Treasury and the Federal Reserve Board to infuse markets with liquidity has led to significant tightening in credit spreads and improved performance in the equity markets.  The Company continues to experience challenges in the less liquid portions of its portfolio which have continued to be a drag on performance through the end of the year. A portion of this performance is related to mark-to-market valuations as opposed to permanent impairment.

The table below sets forth performance information as of December 31, 2009, for the Company’s funds with assets greater than $200 million as well as information with respect to the firm’s largest single-strategy hedge fund. The performance reflected below is representative of the net return of the most recently issued full fee paying class of fund interests offered for the respective fund. The net returns are net of all management and incentive fees, and are calculated monthly based on the change in an investor’s current month ending equity as a percentage of their prior month’s ending equity, adjusted for the current month’s subscriptions and redemptions. Such returns are compounded monthly in calculating the final net year to date return.  Performance information for the Cowen Healthcare Royalty Partners funds are not presented due to existing confidentiality provisions.

Fund Performance by year:

			Performance for Year Ended December 31,
Platform	Strategy	Largest Fund (1)	2009		2008		2007
Hedge Funds	Multi-Strategy	Ramius Multi-Strategy Fund Ltd	8.50%		(22.64	)%(2)	6.05%
		(Inception Jan. 1, 1996)

		Ramius Enterprise LP	4.92%		(25.38	)%(2)	24.91	%(3)
		(Inception Jan. 1, 2008)
	Single Strategy	Ramius Value and Opportunity	16.88%		(20.81)%		6.34%
		Overseas Fund Ltd.
		(Inception Mar. 1, 2006)

Fund of Funds	Managed Accounts	Activist Portfolio with Hedging Overlay	12.03%		(8.90)%		2.47%
		(Inception Sept. 1, 2007)
		Low Volatility Multi-Strategy Fund	7.91%		(18.17)%		9.41%
		(Inception Aug. 1, 2005)

Real Estate	Debt	RCG Longview Debt Fund IV, L.P.	(19.46	)%(4)	(8.57)%		8.34%
		(Inception Nov. 12, 2007)
	Equity	RCG Longview Equity Fund, L.P.	(0.87	)%(4)	(14.85)%		(3.64)%
		(Inception Nov. 22, 2006)

Other	Cash Management		(0.28)%		3.67%		5.24%

(1)

Funds with assets under management greater than $200 million (excluding CHRP) and Ramius's largest single-strategy fund. The inception date for a fund represents the initial date that the fund accepted capital from third party investors. As of January 1, 2010, the net assets of the funds presented above were $3.68 billion, or 46.9% of the total assets under management as of January 1, 2010 of $7.85 billion. These funds represent funds with net assets greater than $200 million (excluding CHRP) and Ramius' largest single-strategy hedge fund. Excluded from the table above are funds with $4.17 billion, or 53.1% of total assets under management as of January 1, 2010. These include a total of 64 smaller individual funds and managed accounts, and the Cowen Healthcare Royalty Partners fund.

(2)	Performance does not reflect any decrease in valuation for LBIE assets which have been segregated.
(3)

Reflects returns on Ramius's own invested capital prior to the creation of the Enterprise Fund with the application to such performance of (i) an annual management fee of 2% on average invested assets; (ii) an annual performance fee of 20% on net income; and (iii) annual estimated expenses of 0.26% on average invested assets.

(4)

Returns for each year represent net internal rates of return to limited partners after management fees and incentive allocations, if any, and are computed on a year-to-year basis consistent with industry standards. Incentive allocations are computed based on a hypothetical liquidation of net assets of each fund as of the balance sheet date. Returns are calculated for the investors as a whole. The computation of such returns for an individual investor may vary from these returns based on different management fee and incentive arrangements and the timing of capital transactions. The hypothetical liquidation value may not reflect the ultimate value that may be realized from the real estate investments, particularly given the relatively long period of time that the real estate investments may be held under the terms of the real estate fund documents.

The hedge funds and fund of funds listed above have perpetual high-water marks.  These high-water marks require the funds to recover cumulative losses before the Company can begin to earn incentive income in 2010 and beyond on the assets that suffered losses in 2008.  In order for the Company to earn an incentive fee from an investor who had participated fully in the 2008 loss and the 2009 gain, for each of the following hedge funds: Ramius Multi-Strategy Fund Ltd, Ramius Enterprise LP and the Ramius Value and Opportunity Overseas Fund Ltd, the funds would have to increase their respective net asset values by 25.84%, 31.57% and 8.00%, respectively, net of management fees.  In order for the Company to earn an incentive fee from an investor who had participated fully in the 2008 loss and the 2009 gain for the Low Volatility Multi-Strategy Fund, the fund would have to increase its respective net asset value by 13.25%, net of management fees.  Since December 2009, the Activist Portfolio with Hedging Overlay Fund has achieved returns in excess of its high-water mark threshold for an investor who had participated fully in the 2008 loss and the 2009 gain.

Brokerage

The Company’s brokerage revenue decreased $22.2 million, or 14%, to $133.7 million for the 2009 full-year, compared to $155.9 million in 2008.

For the fourth quarter of 2009, the Company’s brokerage revenue decreased $4.3 million, or 12%, to $31.0 million, compared to $35.3 million in the fourth quarter of 2008.

The full-year and fourth quarter decreases were primarily associated with decreased customer activity in the Company’s facilitation business.  This decrease was consistent with an industry-wide decline in volumes which were down 14% for the full year and 26% in the fourth quarter, as compared to the prior year periods.(2)

Investment Banking

Full-year 2009 investment banking revenue was $44.6 million, down 12% from $50.9 million in 2008.  The 2009 results reflected decreased strategic advisory revenue, partially offset by increased capital raising revenue, as follows:

•                  2009 equity underwriting revenue was $12.6 million, an increase of 88% compared to $6.7 million in the prior year.  The increase was primarily a result of increased transaction volume due to an overall increase in public capital raising activity, particularly in the Company’s target sectors. During 2009, the Company completed fifteen equity transactions raising proceeds of $1.5 billion (or, $20.8 billion including one large follow-on offering)

•                  Private placement and registered direct revenue was $8.8 million in 2009, an increase of $3.8 million, or 76%, compared to $5.0 million in 2008.  The increase was primarily attributable to increased transaction volume.  During 2009, the Company completed fourteen private transactions raising proceeds of approximately $341 million.

•                  Strategic advisory revenue was $23.2 million in 2009, a decrease of $16.1 million, or 41%, compared to $39.3 million in the prior year.  During 2009, the Company completed thirteen strategic advisory assignments with an aggregate disclosed value of approximately $2.7 billion, as compared to 18 strategic advisory assignments with an aggregate disclosed value of $2.2 billion in 2008.

Investment banking revenue was $15.7 million in the fourth quarter of 2009, an increase of $10.5 million compared to $5.2 million in the fourth quarter of 2008.  The fourth quarter’s results reflected increases in revenue from both capital raising and strategic advisory activities, as follows:

•                  Equity underwriting revenue was $7.0 million in the fourth quarter of 2009, an increase of $6.8 million compared to $0.2 million in the prior year period.  The increase was

(2) Source: Bloomberg.  Industry-wide volume trend is based on aggregate NYSE and NASDAQ trading volumes.  NYSE activity includes total volume of shares traded for all securities on NYSE using only NYSE volume. NASDAQ activity based on the NASDAQ Composite Total Volume Index.

primarily a result of increased transaction volume due to an overall increase in public capital raising activity, particularly in the Company’s target sectors.  During the fourth quarter of 2009, the Company completed nine underwritten transactions, as compared to none in the fourth quarter of 2008.  Additionally, the Company acted as a lead-manager on three of these transactions.

•                  Private placement and registered direct revenue was $3.5 million in the fourth quarter of 2009, an increase of $3.1 million compared to $0.4 million in the fourth quarter of 2008.  The increase was primarily attributable to increased transaction volume.  During the fourth quarter of 2009, the Company completed five private transactions, as compared to two transactions in the fourth quarter of 2008.

•                  Strategic advisory revenue was $5.3 million in the fourth quarter of 2009, an increase of $0.7 million, or 14%, compared to $4.6 million in the fourth quarter of 2008.  During the fourth quarter of 2009, the Company completed four strategic advisory assignments with an aggregate disclosed value of $815 million.

Earnings Conference Calls with Management

The Company will host a conference call to discuss its fourth quarter and full-year financial results on Tuesday, March 2, 2010, at 9:00 am EST.  The call can be accessed by dialing 1-800-320-2978 domestic or 1-617-614-4923 international.  The passcode for the call is 36538955.  A replay of the call will be available beginning at 12:00 pm March 2, 2010 through March 9, 2010.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 53245282.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm providing alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius and Cowen and Company. Its alternative investment management products include hedge funds, fund of funds, real estate, healthcare royalty funds and cash management, offered primarily under the Ramius name. Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Chris White, Chief Operating Officer
Cowen Group, Inc.
646-562-1197

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Investment banking	$10,557	$—	$10,557	$—
Brokerage	17,812	—	17,812	—
Management fees	10,286	14,375	41,694	70,818
Incentive income (loss)	1,734	—	1,911	—
Interest and dividends	252	550	477	1,993
Reimbursement from affiliates	2,494	4,655	10,326	16,330
Other	2,467	2,116	4,732	6,853
Consolidated Ramius Funds
Interest and dividends	14,423	5,788	26,609	30,267
Other	381	(214)	507	1,472
Total revenues	60,406	27,270	114,625	127,733
Expenses
Employee compensation and benefits	45,724	17,066	96,593	84,769
Floor brokerage and trade execution	2,451	—	2,451	—
Interest and dividends	479	625	1,601	1,820
Professional, advisory and other fees	8,116	2,556	20,139	9,829
Service fees	2,842	1,141	4,452	3,974
Communications	2,151	423	2,906	1,574
Occupancy and equipment	4,316	2,538	11,835	11,401
Depreciation and amortization	2,198	1,656	5,761	4,611
Client services and business development	2,954	1,637	7,804	8,647
Goodwill impairment	—	10,200	—	10,200
Other	6,239	6,351	12,867	13,000
Consolidated Ramius Funds	—
Interest and dividends	1,393	5,869	8,310	28,806
Professional, advisory and other fees	1,818	1,277	6,077	2,790
Floor brokerage and trade execution	754	1,228	754	1,228
Other	309	(1,146)	964	1,444
Total expenses	81,744	51,421	182,514	184,093
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	548	(2,806)	(2,154)	(2,006)
Consolidated Ramius Funds net gains (losses):
Net realized and unrealized gains (losses) on investments and other transactions	(289)	(115,932)	58,889	(216,910)
Net realized and unrealized gains (losses) on derivatives	(2,052)	(2,782)	(32,922)	6,771
Net gains (losses) on foreign currency transactions	(126)	5,752	(3,166)	11,654
Total other income (loss)	(1,919)	(115,768)	20,647	(200,491)

Loss before income taxes	(23,257)	(139,919)	(47,242)	(256,851)
Benefit for income taxes	(2,227)	(2,039)	(8,205)	(1,301)
Net loss	(21,030)	(137,880)	(39,037)	(255,550)
Net income (loss) attributable to noncontrolling interest in consolidated subsidiaries	2,360	(61,610)	16,248	(113,786)
Net loss attributable to Cowen Group, Inc.	$(23,390)	$(76,270)	$(55,285)	$(141,764)
Earnings (loss) per share:
Basic	$(0.46)	$(2.03)	$(1.35)	$(3.78)
Diluted	$(0.46)	$(2.03)	$(1.35)	$(3.78)

Weighted average shares used in per share data:
Basic	51,279	37,537	41,001	37,537
Diluted	51,279	37,537	41,001	37,537

Other Metrics at December 31, 2009 and 2008
Cowen Group, Inc. stockholders’ equity	$473,459	$330,892
Common shares outstanding	74,743	37,537
Book value per share	$6.33	$8.82
Tangible book value per share *	$5.75	$8.26

*                 Tangible book value per share, a non-GAAP financial measure, at December 31, 2009, is calculated as follows: Cowen Group, Inc. stockholders'  equity, less $43.6 million of goodwill and intangible assets, divided by common shares outstanding.  Tangible book value per share at December 31, 2008, is calculated as follows: Cowen Group, Inc. stockholders' equity, less $20.8 million of goodwill and intangible assets, divided by common shares outstanding.

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as pro forma Economic Income (Loss), pro forma Economic Income (Loss) excluding non-recurring expenses and pro forma Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Pro Forma Economic Income (Loss)

Pro forma Economic Income (Loss) may not be comparable to similarly titled measures used by other companies. Cowen uses pro forma Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Pro forma Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at pro forma Economic Income (Loss) described below, pro forma Economic Income has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Pro forma Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, pro forma Economic Income (Loss) is a pre-tax measure that (i) presents the Company’s results of operations without the impact resulting from the consolidation of any of the Ramius funds, (ii) excludes goodwill impairment, and (iii) excludes the reorganization expenses for the transaction and one-time equity awards made in connection with the transaction. In addition, pro forma Economic Income revenue includes investment income that represents the income Ramius has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For GAAP purposes, these items are included in each of their respective line items. Pro forma Economic Income revenues also includes management fees, incentive income and investment income earned through Ramius’s investment as a general partner in certain real estate entities. For GAAP purposes, all of these items are recorded in other income (loss). In addition, pro forma Economic Income expenses are reduced by reimbursement from affiliates, which for GAAP purposes is shown as part of revenue.

We have reported in this press release our pro forma Economic Income (Loss) excluding non-recurring expenses.  Non-recurring expenses are expenses related to the closing of certain businesses and expenses associated with an arbitration case that was concluded in the Company’s favor in 2009.  Management believes that these expenses resulted from non-recurring events.  Management further believes that investors will benefit from an explanation of our results excluding the impact of these non-recurring items as it allows for a better understanding of our ongoing business.

Additionally, we have reported in this press release our pro forma Economic Income (Loss) excluding certain non-cash expenses.  We have adjusted pro forma Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization,

•                  Legacy share-based and other non-cash deferred compensation expense, and

•                  Real estate related incentive fee losses due to certain claw back and subordination agreements with investors in certain real estate funds.

Management believes that the non-GAAP calculation of pro forma Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Pro Forma Economic Income

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Investment banking	$15,715	$5,204	$44,632	$50,936
Brokerage	30,979	35,283	133,664	155,881
Management fees	14,045	21,317	61,432	97,194
Incentive income	980	(2,459)	(6,996)	(2,586)
Investment Income	5,177	(64,190)	24,496	(107,838)
Other Revenue	2,126	1,269	3,541	3,999
Total revenues	69,022	(3,576)	260,770	197,586
Expenses
Employee compensation and benefits	57,496	44,122	206,663	218,660
Interest and dividends	441	576	1,549	1,500
Non-Compensation expenses	35,218	35,325	130,673	147,260
Reimbursement from affiliates	(2,730)	(3,978)	(11,044)	(17,394)
Total expenses	90,425	76,046	327,842	350,027
Net economic income (loss) before non-controlling Income	(21,403)	(79,622)	(67,071)	(152,441)
Non-controlling interest	343	2,760	(804)	5,501
Pro forma economic income (loss)	$(21,060)	$(76,862)	$(67,876)	$(146,940)

Pro Forma Economic Income (Loss) Excluding Certain Non-cash Items

Pro forma economic income (loss)	$(21,060)	$(76,862)	$(67,876)	$(146,940)
Exclusion of depreciation and amortization expense	2,429	2,536	8,291	7,493
Exclusion of legacy share-based and other non-cash deferred compensation expense	3,771	4,668	26,931	15,778
Exclusion of real estate related incentive fee loss	694	2,586	8,907	2,586
Pro Forma Economic Income (Loss) Excluding Certain Non-cash Items	$(14,167)	$(67,072)	$(23,746)	$(121,083)

Pro Forma Economic Income (Loss) Excluding Non-recurring Items
Pro forma economic income (loss)	$(21,060)	$(76,862)	$(67,876)	$(146,940)
Other non-recurring expenses	31	258	7,196	747
Pro Forma Economic Income (Loss) Excluding Non-recurring Items	$(21,029)	$(76,604)	$(60,680)	$(146,193)

Pro Forma Economic Income (Loss) Excluding Certain Non-Cash and Non-recurring Items
Pro forma economic income (loss)	$(21,060)	$(76,862)	$(67,876)	$(146,940)
Total non-cash items	6,893	9,790	44,129	25,857
Total other non-recurring expenses	31	258	7,196	747
Pro Forma Economic Income (Loss) Excluding Certain Non-cash and Non-recurring Items	$(14,136)	$(66,814)	$(16,550)	$(120,336)

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Year Ended December 31, 2009

(Dollar amounts in thousands)

	Year Ended December 31, 2009
		Adjustments
	GAAP	Other		Ten Months	Funds	Pro Forma
	Income	Adjustments		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	$10,557	—		$34,075	—	$44,632
Brokerage	17,812	—		115,852	—	133,664
Management fees	41,694	8,223	(a)	7,492	4,024	61,432
Incentive income	1,911	(8,907	)(a)	—	—	(6,996)
Investment Income	—	21,853	(c)	2,643	—	24,496
Interest and dividends	477	(477	)(c)	—	—	—
Reimbursement from affiliates	10,326	(11,044	)(b)	—	718	—
Other Revenue	4,732	(1,191	)(c)	—	—	3,541
Consolidated Ramius Funds	27,116	—		—	(27,116)	—
Total revenues	114,625	8,456		160,062	(22,374)	260,770

Expenses
Employee compensation and benefits	96,592	(3,353)		113,424	—	206,663
Interest and dividends	1,601	(52	)(c)	—	—	1,549
Non-compensation expenses	68,216	(9,933	)(c)(d)	72,390	—	130,673
Reimbursement from affiliates	—	(11,044	)(b)	—	—	(11,044)
Consolidated Ramius Funds	16,105	—		—	(16,105)	—
Total expenses	182,514	(24,382)		185,814	(16,105)	327,842

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	(2,154)	2,154	(c)	—	—	—
Consolidated Ramius Funds net gains (losses)	22,801	(19,409)		—	(3,392)	—
Total other income (loss)	20,647	(17,255)		—	(3,392)	—

Income (loss) before income taxes and non-controlling interests	(47,242)	15,584		(25,752)	(9,661)	(67,071)

Income taxes (Benefit)	(8,205)	2,220	(b)	—	5,985	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(39,037)	13,364		(25,752)	(15,646)	(67,071)

Less: Income (loss) attributable to non-controlling interests	16,248	—		202	(15,646)	804
Economic Income (Loss) / Net income (loss) available to all Members	$(55,285)	$13,364		$(25,954)	—	$(67,876)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Ten Months Legacy Cowen:    The impact of legacy Cowen’s operating results for the ten month period prior to the business combination (November 2, 2009) are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a)          Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b)         Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)   Economic Income recognizes our income from proprietary trading net of related expenses.

(d)         Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Year Ended December 31, 2008

(Dollar amounts in thousands)

	Year Ended December 31, 2008
		Adjustments
	GAAP	Other		Twelve Months	Fund	Pro Forma
	Income	Adjustments		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	—	—		$50,936	—	$50,936
Brokerage	—	—		155,881	—	155,881
Management fees	70,818	8,593	(a)	12,573	5,210	97,194
Incentive income	—	(2,586	)(a)	—	—	(2,586)
Investment Income	—	(104,939	)(c)	(2,899)	—	(107,838)
Interest and dividends	1,993	(1,993	)(c)	—	—	—
Reimbursement from affiliates	16,330	(17,394	)(b)	—	1,064	—
Other Revenue	6,853	(2,849	)(c)	(5)	—	3,999
Consolidated Ramius Funds	31,739	—		—	(31,739)	—
Total revenues	127,733	(121,168)		216,486	(25,465)	197,586

Expenses
Compensation & Benefits	84,769	—		133,891	—	218,660
Interest and dividends	1,820	(320	)(c)	—	—	1,500
Non-compensation expenses	53,036	(2,445	)(c)(d)	96,669	—	147,260
Goodwill impairment	10,200	(10,200	)(b)	—	—	—
Reimbursement from affiliates	—	(17,394	)(b)	—	—	(17,394)
Consolidated Ramius Funds	34,268	—		—	(34,268)	—
Total expenses	184,093	(30,359)		230,560	(34,268)	350,027

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	(2,006)	2,006	(c)	—	—	—
Consolidated Ramius Funds net gains (losses)	(198,485)	99,003		—	99,482	—
Total other income (loss)	(200,491)	101,009		—	99,482	—

Income (loss) before income taxes and non-controlling interests	(256,851)	10,200		(14,074)	108,285	(152,441)

Income taxes (Benefit)	(1,301)	1,301	(b)	—	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(255,550)	8,899		(14,074)	108,285	(152,441)

Less: Income (loss) attributable to non-controlling interests	(113,786)	—		—	108,285	(5,501)
Economic Income (Loss) / Net income (loss) available to all Members	$(141,764)	$8,899		$(14,074)	—	$(146,940)
	(141,764)	8,899		(14,074)	—	(146,940)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Twelve Months Legacy Cowen:    The impact of legacy Cowen’s operating results for the 12 month period ended December 31, 2008, are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a)          Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b)         Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)          Economic Income recognizes our income from proprietary trading net of related expenses.

(d)         Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Three Months Ended December 31, 2009

(Dollar amounts in thousands)

	Three Months Ended December 31, 2009
		Adjustments
	GAAP	Other		One Month	Fund	Pro Forma
	Income	Adjustments		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	$10,557	—		$5,158	—	$15,715
Brokerage	17,812	—		13,167	—	30,979
Management fees	10,286	2,003	(a)	768	988	14,045
Incentive income	1,734	(754	)(a)	—	—	980
Investment Income	—	5,408	(c)	(231)	—	5,177
Interest and dividends	252	(252	)(c)	—	—	—
Reimbursement from affiliates	2,494	(2,730	)(b)	—	236	—
Other Revenue	2,467	(341	)(c)	—	—	2,126
Consolidated Ramius Funds	14,804	—		—	(14,804)	—
Total revenues	60,406	3,334		18,862	(13,580)	69,022

Expenses
Compensation & Benefits	45,724	(2,732)		14,504	—	57,496
Interest and dividends	479	(38	)(c)	—	—	441
Non-compensation expenses	31,267	(4,553	)(c)(d)	8,504	—	35,218
Reimbursement from affiliates	—	(2,730	)(b)	—	—	(2,730)
Consolidated Ramius Funds	4,274	—		—	(4,274)	—
Total expenses	81,744	(10,053)		23,008	(4,274)	90,425

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	548	(548	)(c)	—	—	—
Consolidated Ramius Funds net gains (losses)	(2,467)	(4,123)		—	6,590	—
Total other income (loss)	(1,919)	(4,671)		—	6,590	—

Income (loss) before income taxes and non-controlling interests	(23,257)	8,716		(4,146)	(2,716)	(21,403)

Income taxes (Benefit)	(2,227)	2,227	(b)	—	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(21,030)	6,489		(4,146)	(2,716)	(21,403)

Less: Income (loss) attributable to non-controlling interests	2,360	—		13	(2,716)	(343)
Economic Income (Loss) / Net income (loss) available to all Members	$(23,390)	$6,489		$(4,159)	—	$(21,060)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

One Month Legacy Cowen:    The impact of legacy Cowen’s operating results for the one month period prior to the business combination (November 2, 2009) are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a)

Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity

(b)

Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)	Economic Income recognizes our income from proprietary trading net of related expenses.
(d)	Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Three Months Ended December 31, 2008

(Dollar amounts in thousands)

	Three Months Ended December 31, 2008
		Adjustments
	GAAP	Other		Three Months	Fund	Pro Forma
	Income	Adjustements		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	—	—		$5,204	—	$5,204
Brokerage	—	—		35,283	—	35,283
Management fees	14,375	3,528	(a)	2,251	1,163	21,317
Incentive income	—	(2,459	)(a)	—	—	(2,459)
Investment Income	—	(62,516	)(c)	(1,674)	—	(64,190)
Interest and dividends	550	(550	)(c)	—	—	—
Reimbursement from affiliates	4,655	(3,978	)(b)	—	(677)	—
Other Revenue	2,116	(843	)(c)	(4)	—	1,269
Consolidated Ramius Funds	5,574	—		—	(5,574)	—
Total revenues	27,270	(66,818)		41,060	(5,088)	(3,576)

Expenses
Compensation & Benefits	17,066	—		27,056	—	44,122
Interest and dividends	625	(49	)(c)	—	—	576
Non-compensation expenses	26,502	(13,933	)(c)(d)	22,756	—	35,325
Reimbursement from affiliates	—	(3,978	)(b)	—	—	(3,978)
Consolidated Ramius Funds	7,228	—		—	(7,228)	—
Total expenses	51,421	(17,960)		49,812	(7,228)	76,046

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	(2,806)	2,806	(c)	—	—	—
Consolidated Ramius Funds net gains (losses)	(112,962)	56,252		—	56,710	—
Total other income (loss)	(115,768)	59,058		—	56,710	—

Income (loss) before income taxes and non-controlling interests	(139,919)	10,200		(8,752)	58,850	(79,622)

Income taxes (Benefit)	(2,039)	2,039	(b)	—	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(137,880)	8,161		(8,752)	58,850	(79,622)

Less: Income (loss) attributable to non-controlling interests	(61,610)	—		—	58,850	(2,760)
Economic Income (Loss) / Net income (loss) available to all Members	$(76,270)	$8,161		$(8,752)	—	$(76,862)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Ramius Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the consolidated Ramius Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Three Months Legacy Cowen:    The impact of legacy Cowen’s operating results for the three month period ended December 31, 2008, are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a)

Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b)

Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)	Economic Income recognizes our income from proprietary trading net of related expenses.
(d)	Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.